Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-151510, 333-141526, 333-121922, 333-112679, 333-83504) on Form S-8 of Composite Technology Corporation of our reports dated December 14, 2010, relating to our audits of the consolidated financial statements, the financial statement schedules (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern and includes explanatory paragraphs relating to changes in the method of accounting for depreciation on certain production equipment and for the adoption of ASC 815-40) and internal control over financial reporting which appear in this Annual Report on Form 10-K of Composite Technology Corporation for the year ended September 30, 2010.

Our report dated December 14, 2010, on the effectiveness of internal control over financial reporting as of September 30, 2010, expressed an opinion that Composite Technology Corporation had not maintained effective internal control over financial reporting as of September 30, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/SINGERLEWAK LLP

SingerLewak LLP

Irvine, California
December 14, 2010